Exhibit 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

TYLER TECHNOLOGIES NAMES JOHN S. MARR, JR. PRESIDENT AND CHIEF EXECUTIVE OFFICER

John M. Yeaman Elected Chairman of the Board

Dallas, July 27, 2004 — Tyler Technologies, Inc. (NYSE: TYL) today announced that John S. Marr, Jr. has been named President and Chief Executive Officer (CEO), effective August 1, 2004. Mr. Marr succeeds John M. Yeaman, who has been named Chairman of the Board. These moves are in accordance with a leadership succession plan established by Tyler’s Board of Directors over a year ago.

Mr. Marr, 44, has served as Chief Operating Officer of Tyler Technologies since July 2003, and has been a member of Tyler’s Board of Directors since May 2002. He has over 20 years of experience in the local government technology industry. Mr. Marr joined MUNIS, Inc. in 1983 and was President of MUNIS at the time of its acquisition by Tyler in 1999.

“Tyler has grown tremendously in both size and profitability under John Yeaman’s leadership,” said Mr. Marr. “I’m delighted to have the opportunity to lead the 1,300 outstanding people of Tyler Technologies as we build on the strong foundation that the Company now has in place.”

Mr. Yeaman, 63, assumes the Chairman’s role from G. Stuart Reeves, who will continue to serve on Tyler’s Board of Directors as an independent director. Mr. Yeaman joined Tyler in 1998 as President and CEO.

“It has been an honor to have served as CEO during this very exciting time in the Company’s history,” commented Mr. Yeaman. “I am confident that John Marr and the rest of the Tyler management team will provide dynamic leadership for the Company to enable it to continue to grow and prosper. I look forward to working in my new role as Chairman to continue to help Tyler achieve its goals.”

On behalf of the entire Tyler Board of Directors, Mr. Yeaman thanked Mr. Reeves for his service as Chairman. “Stuart’s guidance has been a significant factor in our success, and we will continue to benefit from his experience and contributions in his ongoing role as a key independent director,” said Mr. Yeaman.

Tyler also announced that Richard E. Peterson, Jr. has been promoted to President of Tyler’s MUNIS division, succeeding Mr. Marr in that position. Mr. Peterson, 54, has held a variety of positions during his 20-year tenure with MUNIS, most recently serving as Corporate Vice President responsible for operations.

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Tyler Technologies Names John S. Marr, Jr.
President and Chief Executive Officer
July 27, 2004

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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18-04